Exhibit 99.1

SELECTED CONSOLIDATED FINANCIAL DATA

On October 1, 2020, Healthcare Trust, Inc. (the “Company”) announced the declaration of a quarterly stock dividend of 0.01349 shares of the Company’s common stock on each share of the Company’s outstanding common stock (the “Stock Dividend”). The Stock Dividend was paid on October 15, 2020 to holders of record of the Company’s common stock at the close of business on October 8, 2020. Since the Stock Dividend is treated similar to a stock split for accounting purposes, the result of the Stock Dividend was an increase of 0.01349 shares for every one share of common stock. The following selected financial data is not intended to replace the Company’s historical consolidated financial statements, except that share and per share information for all periods presented has been retroactively adjusted for the effects of the Stock Dividend.

You should read the following selected financial data together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated financial statements and related notes contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020.

	As of September 30, (unaudited)		As of December 31, (audited)
Balance sheet data (In thousands)	2020	2019	2019	2018	2017	2016	2015
Total real estate investments, at cost	$2,630,235	$2,529,604	$2,481,067	$2,553,079	$2,486,052	$2,355,262	$2,341,271
Total assets	2,339,629	2,330,525	2,325,303	2,377,446	2,371,861	2,193,705	2,269,842
Mortgage notes payable, net	542,017	436,715	528,284	462,839	406,630	142,754	157,305
Credit facilities	700,324	667,989	605,269	602,622	534,869	481,500	430,000
Total liabilities	1,362,645	1,193,788	1,218,559	1,136,512	1,015,802	689,379	668,025
Total equity	976,984	1,136,737	1,106,744	1,240,934	1,356,059	1,504,326	1,601,817

	Nine Months Ended September 30, (unaudited)		Year Ended (audited)
Operating data (In thousands, except share and per share data)	2020	2019	2019	2018	2017	2016	2015
Revenue from tenants	$290,734	$280,445	$374,914	$362,406	$311,173	$302,566	$247,490
Total operating expenses	309,891	289,106	415,492	365,512	323,827	307,203	283,100
Gain (loss) on sale of real estate investments	2,306	8,793	8,790	(70)	438	1,330	-
Operating (loss) income	(16,851)	132	(31,788)	(3,176)	(12,216)	(3,307)	(35,610)
Total other expenses	(38,679)	(39,774)	(56,120)	(49,605)	(29,849)	(19,747)	(9,328)
Loss before income taxes	(55,530)	(39,642)	(87,908)	(52,781)	(42,065)	(23,054)	(44,938)
Income tax (expense) benefit	(78)	(364)	(399)	(197)	(647)	2,084	2,978
Net loss	(55,608)	(40,006)	(88,307)	(52,978)	(42,712)	(20,970)	(41,960)
Net (income) loss attributable to non-controlling interests	(223)	52	393	216	164	96	219
Preferred stock dividends	(2,224)	-	(173)	-	-	-	-
Net loss attributable to common stockholders	$(58,055)	$(39,954)	$(88,087)	$(52,762)	$(42,548)	$(20,874)	$(41,741)

Other data:
Cash flows provided by (used in) operations	$41,783	$39,435	$47,404	$54,151	$63,967	$78,725	$68,680
Cash flows used in investing activities	(101,800)	(40,080)	(46,249)	(115,063)	(194,409)	(19,092)	(556,834)
Cash flows provided by (used in) financing activities	47,716	(19,128)	19,086	49,682	199,843	(55,567)	332,880

Per share data:
Distributions declared per common share (1)	$0.42	$0.62	$0.84	$0.94	$1.49	$1.68	$1.68
Preferred stock dividends declared per share	1.38	-	0.11	-	-	-	-
Net loss per common share - basic and diluted (1)	(0.62)	(0.43)	(0.95)	(0.57)	(0.47)	(0.23)	(0.48)
Weighted-average number of common shares outstanding:
Basic and diluted (1)	93,320,080	93,124,017	93,176,866	92,348,123	91,013,605	89,064,393	86,483,094

(1)	Retroactively adjusted for the effects of the Stock Dividend.